Form C

Cover Page

Name of issuer:

Active Faith Inc.

Legal status of issuer:

Form: Corporation

Jurisdiction of Incorporation/Organization: TX

Date of organization: 1/1/2012

Physical address of issuer:

720 Rusk St
Houston TX 77002

Website of issuer:

http://activefaithsports.com

Name of intermediary through which the offering will be conducted:

Wefunder Portal LLC

CIK number of intermediary:

0001670254

SEC file number of intermediary:

007-00033

CRD number, if applicable, of intermediary:

283503

Amount of compensation to be paid to the intermediary, whether as a dollar amount or a percentage of the offering amount, or a good faith estimate if the exact amount is not available at the time of the filing, for conducting the offering, including the amount of referral and any other fees associated with the offering:

5.0% of the offering amount upon a successful fundraise, and be entitled to reimbursement for out-of-pocket third party expenses it pays or incurs on behalf of the Issuer in connection with the offering.

Any other direct or indirect interest in the issuer held by the intermediary, or any arrangement for the intermediary to acquire such an interest:

Securities equal to 2.0% of the securities sold will be issued to the intermediary upon a successful fundraise.

Type of security offered:

- ☐ Common Stock
- ☑ Preferred Stock
- ☐ Debt
- ☐ Other

If Other, describe the security offered:

Target number of securities to be offered:

11,112

Price:

$9.00000

Method for determining price:

Dividing pre-money valuation ($13,126,347) by number of shares outstanding on fully diluted basis.

Target offering amount:

$100,008.00

Oversubscriptions accepted:

☑ Yes
☐ No

If yes, disclose how oversubscriptions will be allocated:

☐ Pro-rata basis
☐ First-come, first-served basis
☑ Other

If other, describe how oversubscriptions will be allocated:

As determined by the issuer

Maximum offering amount (if different from target offering amount):

$1,069,992.00

Deadline to reach the target offering amount:

4/30/2019

NOTE: If the sum of the investment commitments does not equal or exceed the target offering amount at the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

Current number of employees:

3

	Most recent fiscal year-end:	Prior fiscal year-end:
Total Assets:	$1,860,416.00	$2,039,877.00
Cash & Cash Equivalents:	$1,090,390.00	$1,414,286.00
Accounts Receivable:	$0.00	$0.00
Short-term Debt:	$987,571.00	$742,335.00
Long-term Debt:	$0.00	$265,000.00
Revenues/Sales:	$4,853,444.00	$6,596,685.00
Cost of Goods Sold:	$2,663,498.00	$3,485,088.00
Taxes Paid:	$252,728.00	$890.00
Net Income:	($152,243.00)	$367,675.00

Select the jurisdictions in which the issuer intends to offer the securities:

AL, AK, AZ, AR, CA, CO, CT, DE, DC, FL, GA, HI, ID, IL, IN, IA, KS, KY, LA, ME, MD, MA, MI, MN, MS, MO, MT, NE, NV, NH, NJ, NM, NY, NC, ND, OH, OK, OR, PA, RI, SC, SD, TN, TX, UT, VT, VA, WA, WV, WI, WY, B5, GU, PR, VI, 1V

Offering Statement

Respond to each question in each paragraph of this part. Set forth each question and any notes, but not any instructions thereto, in their entirety. If disclosure in response to any question is responsive to one or more other questions, it is not necessary to repeat the disclosure. If a question or series of questions is inapplicable or the response is available elsewhere in the Form, either state that it is inapplicable, include a cross-reference to the responsive disclosure, or omit the question or series of questions.

Be very careful and precise in answering all questions. Give full and complete answers so that they are not misleading under the circumstances involved. Do not discuss any future performance or other anticipated event unless you have a reasonable basis to believe that it will actually occur within the foreseeable future. If any answer requiring significant information is materially inaccurate, incomplete or misleading, the Company, its management and principal shareholders may be liable to investors based on that information.

THE COMPANY

1. Name of issuer:

Active Faith Inc.

COMPANY ELIGIBILITY

2. ☑ Check this box to certify that all of the following statements are true for the issuer.

- Organized under, and subject to, the laws of a State or territory of the United States or the District of Columbia.
- Not subject to the requirement to file reports pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934.
- Not an investment company registered or required to be registered under the Investment Company Act of 1940.
- Not ineligible to rely on this exemption under Section 4(a)(6) of the Securities Act as a result of a disqualification specified in Rule 503(a) of Regulation Crowdfunding.
- Has filed with the Commission and provided to investors, to the extent required, the ongoing annual reports required by Regulation Crowdfunding during the two years immediately preceding the filing of this offering statement (or for such shorter period that the issuer was required to file such reports).
- Not a development stage company that (a) has no specific business plan or (b) has indicated that its business plan is to engage in a merger or acquisition with an unidentified company or companies.

3. Has the issuer or any of its predecessors previously failed to comply with the ongoing reporting requirements of Rule 202 of Regulation Crowdfunding?

☐ Yes ☑ No

DIRECTORS OF THE COMPANY

4. Provide the following information about each director (and any persons occupying a similar status or performing a similar function) of the issuer.

Director	Principal Occupation	Main Employer	Year Joined as Director
Lanny Smith	CEO	Active Faith Inc	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

OFFICERS OF THE COMPANY

5. Provide the following information about each officer (and any persons occupying a similar status or performing a similar function) of the issuer.

Officer	Positions Held	Year Joined
Kirbi Smith	COO	2012
Lanny Smith	CEO	2012
Lanny Smith	Founder	2012

For three years of business experience, refer to Appendix D: Director & Officer Work History.

PRINCIPAL SECURITY HOLDERS

6. Provide the name and ownership level of each person, as of the most recent practicable date, who is the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power.

Name of Holder	No. and Class of Securities Now Held	% of Voting Power Prior to Offering
Lanny Smith	656317.35 Common Stock	45.0

BUSINESS AND ANTICIPATED BUSINESS PLAN

7. Describe in detail the business of the issuer and the anticipated business plan of the issuer.

For a description of our business and our business plan, please refer to the attached Appendix A, Business Description & Plan

RISK FACTORS

A crowdfunding investment involves risk. You should not invest any funds in this offering unless you can afford to lose your entire investment.

In making an investment decision, investors must rely on their own examination of the issuer and the terms of the offering, including the merits and risks involved. These securities have not been recommended or approved by any federal or state securities commission or regulatory authority. Furthermore, these authorities have not passed upon the accuracy or adequacy of this document.

The U.S. Securities and Exchange Commission does not pass upon the merits of any securities offered or the terms of the offering, nor does it pass upon the accuracy or completeness of any offering document or literature.

These securities are offered under an exemption from registration; however, the U.S. Securities and Exchange Commission has not made an independent determination that these securities are exempt from registration.

8. Discuss the material factors that make an investment in the issuer speculative or risky:

> *We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.*

We were incorporated under the laws of Texas in January of 2012. Accordingly, we have little history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties, complications, and delays frequently encountered in connection with the inception of a business, operation in a competitive industry, and the continued development of advertising, promotions, and a corresponding client base. We anticipate that our operating expenses will increase for the near future. There can be no assurances that we will ever operate profitably. You should consider the Company's business, operations and prospects in light of the risks, expenses and challenges faced as an early-stage company.

Our future success depends on the efforts of a small management team. The loss of services of the members of the management team may have an adverse effect on the company. There can be no assurance that we will be successful in attracting and retaining other personnel we require to successfully grow our business.

In order for the Company to compete and grow, it must attract, recruit, retain and develop the necessary personnel who have the needed experience.

Recruiting and retaining highly qualified personnel is critical to our success. These demands may require us to hire additional personnel and will require our existing management personnel to develop additional expertise. We face intense competition for personnel. The failure to attract and retain personnel or to develop such expertise could delay or halt the development and commercialization of our product candidates. If we experience difficulties in hiring and retaining personnel in key positions, we could suffer from delays in product development, loss of customers and sales and diversion of management resources, which could adversely affect operating results. Our consultants and advisors may be employed by third parties and may have commitments under consulting or advisory contracts with third parties that may limit their availability to us.

The development and commercialization of our products is highly competitive.

We face competition with respect to any products that we may seek to develop or commercialize in the future. Our competitors include major companies worldwide. Many of our competitors have significantly greater financial, technical and human resources than we have and superior expertise in research and development and marketing approved products and thus may be better equipped than us to develop and commercialize products. These competitors also compete with us in recruiting and retaining qualified personnel and acquiring technologies. Smaller or early stage companies may also prove to be significant competitors, particularly through collaborative arrangements with large and established companies. Accordingly, our competitors may commercialize products more rapidly or effectively than we are able to, which would adversely affect our competitive position, the likelihood that our products will achieve initial market acceptance and our ability to generate meaningful additional revenues from our products

We depend on third-party service providers and outsource providers for a variety of services and we outsource a number of our non-core functions and operations.

In certain instances, we rely on single or limited service providers and outsourcing vendors [around the world] because the relationship is advantageous due to quality, price, or lack of alternative sources. If production or service was interrupted and we were not able to find alternate third-party providers, we could experience disruptions in manufacturing and operations including product shortages, higher freight costs and re-engineering costs. If outsourcing services are interrupted or not performed or the performance is poor, this could impact our ability to process, record and report transactions with our customers and other constituents. Such interruptions in the provision of supplies and/or services could result in our inability to meet customer demand, damage our reputation and customer relationships and adversely affect our business.

In general, demand for our products and services is highly correlated with general economic conditions.

A substantial portion of our revenue is derived from discretionary spending by individuals, which typically falls during times of economic instability. Declines in economic conditions in the U.S. or in other countries in which we operate may adversely impact our consolidated financial results. Because such declines in demand are difficult to predict, we or the industry may have increased excess capacity as a result. An increase in excess capacity may result in declines in prices for our products and services.

Our international operations could be affected by currency fluctuations, capital and exchange controls, expropriation and other restrictive government actions, changes in intellectual property legal protections and remedies, trade regulations and procedures and actions affecting approval, production, pricing, and marketing of, reimbursement for and access to our products, as well as by political unrest, unstable governments and legal systems and inter-governmental disputes.

Any of these changes could adversely affect our business. Many emerging markets have experienced growth rates in excess of the world's largest markets, leading to an increased contribution to the industry's global performance. There is no assurance that these countries will continue to sustain these growth rates. In addition, some emerging market countries may be particularly vulnerable to periods of financial instability or significant currency fluctuations or may have limited resources for healthcare spending, which can adversely affect our results.

We are required to comply with various import laws and export control and economic sanctions laws, which may affect our transactions with certain customers, business partners and other persons and dealings between our employees and subsidiaries.

In certain circumstances, export control and economic sanctions regulations may prohibit the export of certain products, services and technologies. In other circumstances, we may be required to obtain an export license before exporting the controlled item. Compliance with the various import laws that apply to our businesses can restrict our access to, and increase the cost of obtaining, certain products and at times can interrupt our supply of imported inventory.

The Company's success depends on the experience and skill of the board of directors, its executive officers and key employees.

In particular, the Company is dependent on Kirbi Smith and Lanny Smith who are COO and CEO of the Company. The Company has or intends to enter into employment agreements with Kirbi Smith and Lanny Smith although there can be no assurance that it will do so or that they will continue to be employed by the Company for a particular period of time. The loss of Kirbi Smith and Lanny Smith or any member of the board of directors or executive officer could harm the Company's business, financial condition, cash flow and results of operations.

We rely on various intellectual property rights, including trademarks in order to operate our business.

Such intellectual property rights, however, may not be sufficiently broad or otherwise may not provide us a significant competitive advantage. In addition, the steps that we have taken to maintain and protect our intellectual property may not prevent it from being challenged, invalidated, circumvented or designed-around, particularly in countries where intellectual property rights are not highly developed or protected. In some circumstances, enforcement may not be available to us because an infringer has a dominant intellectual property position or for other business reasons, or countries may require compulsory licensing of our intellectual property. Our failure to obtain or maintain intellectual property rights that convey competitive advantage, adequately protect our intellectual property or detect or prevent circumvention or unauthorized use of such property, could adversely impact our competitive position and results of operations. We also rely on nondisclosure and noncompetition agreements with employees, consultants and other parties to protect, in part, trade secrets and other proprietary rights. There can be no assurance that these agreements will adequately protect our trade secrets and other proprietary rights and will not be breached, that we will have adequate remedies for any breach, that others will not independently develop substantially equivalent proprietary information or that third parties will not otherwise gain access to our trade secrets or other proprietary rights.

As we expand our business, protecting our intellectual property will become increasingly important. The protective steps we have taken may be inadequate to deter our competitors from using our proprietary information. In order to protect or enforce our patent rights, we may be required to initiate litigation against third parties, such as infringement lawsuits. Also, these third parties may assert claims against us with or without provocation. These lawsuits could be expensive, take significant time and could divert management's attention from other business concerns. The law relating to the scope and validity of claims in the technology field in which we operate is still evolving and, consequently, intellectual property positions in our industry are generally uncertain. We cannot assure you that we will prevail in any of these potential suits or that the damages or other remedies awarded, if any, would be commercially valuable.

From time to time, third parties may claim that one or more of our products or services infringe their intellectual property rights.

Any dispute or litigation regarding patents or other intellectual property could be costly and time-consuming due to [the complexity of our technology and] the uncertainty of intellectual property litigation and could divert our management and key personnel from our business operations. A claim of intellectual property infringement could force us to enter into a costly or restrictive license agreement, which might not be available under acceptable terms or at all, could require us to redesign our products, which would be costly and time-consuming, and/or could subject us to an injunction against development and sale of certain of our products or services. We may have to pay substantial damages, including damages for past infringement if it is ultimately determined that our product candidates infringe a third party's proprietary rights. Even if these claims are without merit, defending a lawsuit takes significant time, may be expensive and may divert management's attention from other business concerns. Any public announcements related to litigation or interference proceedings initiated or threatened against as could cause our business to be harmed. Our intellectual property portfolio may not be useful in asserting a counterclaim, or negotiating a license, in response to a claim of intellectual property infringement. In certain of our businesses we rely on third party intellectual property licenses and we cannot ensure that these licenses will be available to us in the future on favorable terms or at all.

Although dependent on certain key personnel, the Company does not have any key man life insurance policies on any such people.

The Company is dependent on Kirbi Smith and Lanny Smith in order to conduct its operations and execute its business plan, however, the Company has not purchased any insurance policies with respect to those individuals in the event of their death or disability. Therefore, in any of Kirbi Smith and Lanny Smith die or become disabled, the Company will not receive any compensation to assist with such person's absence. The loss of such person could negatively affect the Company and its operations.

We are subject to income taxes as well as non-income based taxes, such as payroll, sales, use, value-added, net worth, property and goods and services taxes, in both the U.S. and various foreign jurisdictions.

Significant judgment is required in determining our provision for income taxes and other tax liabilities. In the ordinary course of our business, there are many transactions and calculations where the ultimate tax determination is uncertain. Although we believe that our tax estimates are reasonable: (i) there is no assurance that the final determination of tax audits or tax disputes will not be different from what is reflected in our income tax provisions, expense amounts for non-income based taxes and accruals and (ii) any material differences could have an adverse effect on our financial position and results of operations in the period or periods for which determination is made.

We are not subject to Sarbanes-Oxley regulations and lack the financial controls and safeguards required of public companies.

We do not have the internal infrastructure necessary, and are not required, to complete an attestation about our financial controls that would be required under Section 404 of the Sarbanes-Oxley Act of 2002. There can be no assurance that there are no significant deficiencies or material weaknesses in the quality of our financial controls. We expect to incur additional expenses and diversion of management's time if and when it becomes necessary to perform the system and process evaluation, testing and remediation required in order to comply with the management certification and auditor attestation requirements.

Changes in employment laws or regulation could harm our performance.

Various federal and state labor laws govern our relationship with our employees and affect operating costs. These laws include minimum wage requirements, overtime pay, healthcare reform and the implementation of the Patient Protection and Affordable Care Act, unemployment tax rates, workers' compensation rates, citizenship requirements, union membership and sales taxes. A number of factors could adversely affect our operating results, including additional government-imposed increases in minimum wages, overtime pay, paid leaves of absence and mandated health benefits, mandated training for employees, increased tax reporting and tax payment [requirements for employees who receive tips, a reduction in the number of states that allow tips to be credited toward minimum wage requirements,] changing regulations from the National Labor Relations Board and increased employee litigation including claims relating to the Fair Labor Standards Act.

Maintaining, extending and expanding our reputation and brand image are essential to our business success.

We seek to maintain, extend, and expand our brand image through marketing investments, including advertising and consumer promotions, and product innovation. Increasing attention on marketing could adversely affect our brand image. It could also lead to stricter regulations and greater scrutiny of marketing practices. Existing or increased legal or regulatory restrictions on our advertising, consumer promotions and marketing, or our response to those restrictions, could limit our efforts to maintain, extend and expand our brands. Moreover, adverse publicity about regulatory or legal action against us could damage our reputation and brand image, undermine our customers' confidence and reduce long-term demand for our products, even if the regulatory or legal action is unfounded or not material to our operations.

In addition, our success in maintaining, extending, and expanding our brand image depends on our ability to adapt to a rapidly changing media environment. We increasingly rely on social media and online dissemination of advertising campaigns. The growing use of social and digital media increases the speed and extent that information or misinformation and opinions can be shared. Negative posts or comments about us, our brands or our products on social or digital media, whether or not valid, could seriously damage our brands and reputation. If we do not establish, maintain, extend and expand our brand image, then our product sales, financial condition and results of operations could be adversely affected.

We must correctly predict, identify, and interpret changes in consumer preferences and demand, offer new products to meet those changes, and respond to competitive innovation.

Consumer preferences our products change continually. Our success depends on our ability to predict, identify, and interpret the tastes and habits of consumers and to offer products that appeal to consumer preferences. If we do not offer products that appeal to consumers, our sales and market share will decrease. We must distinguish between short-term fads, mid-term trends, and long-term changes in consumer preferences. If we do not accurately predict which shifts in consumer preferences will be long-term, or if we fail to introduce new and improved products to satisfy those preferences, our sales could decline. [In addition, because of our varied customer base, we must offer an array of products that satisfy the broad spectrum of consumer preferences.] If we fail to expand our product offerings successfully across product categories, or if we do not rapidly develop products in faster growing and more profitable categories, demand for our products could decrease, which could materially and adversely affect our product sales, financial condition, and results of operations.

In addition, achieving growth depends on our successful development, introduction, and marketing of innovative new products and line extensions. Successful innovation depends on our ability to correctly anticipate customer and consumer acceptance, to obtain, protect and maintain necessary intellectual property rights, and to avoid infringing the intellectual property rights of others and failure to do so could compromise our competitive position and adversely impact our business.

Substantial disruption to production at our manufacturing and distribution facilities could occur.

A disruption in production at our manufacturing facility [or at our third-party manufacturing facilities] could have an adverse effect on our business. In addition, a disruption could occur at the facilities of our suppliers or distributors. The disruption could occur for many reasons, including fire, natural disasters, weather, water scarcity, manufacturing problems, disease, strikes, transportation or supply interruption, government regulation, cybersecurity attacks or terrorism. Alternative facilities with sufficient capacity or capabilities may not be available, may cost substantially more or may take a significant time to start production, each of which could negatively affect our business and results of operations.

Failure to develop new products and production technologies or to implement productivity and cost reduction initiatives successfully may harm our competitive position.

We depend significantly on the development of commercially viable new products, product grades and applications, as well as process technologies, free of any legal restrictions. If we are unsuccessful in developing new products, applications and production processes in the future, our competitive position and results of operations may be negatively affected. However, as we invest in new technology, we face the risk of unanticipated operational or commercialization difficulties, including an inability to obtain necessary permits or governmental approvals, the development of competing technologies, failure of facilities or processes to operate in accordance with specifications or expectations, construction delays, cost over-runs, the unavailability of financing, required materials or equipment and various other factors. Likewise, we have undertaken and are continuing to undertake initiatives to improve productivity and performance and to generate cost savings. These initiatives may not be completed or beneficial or the estimated cost savings from such activities may not be realized.

We may incur additional expenses and delays due to technical problems or other interruptions at our manufacturing facilities.

Disruptions in operations due to technical problems or other interruptions such as floods or fire would adversely affect the manufacturing capacity of our facilities. Such interruptions could cause delays in production and cause us to incur additional expenses such as charges for expedited deliveries for products that are delayed. Additionally, our customers have the ability to cancel purchase orders in the event of any delays in production and may decrease future orders if delays are persistent. Additionally, to the extent that such disruptions do not result from damage to our physical property, these may not be covered by our business interruption insurance. Any such disruptions may adversely affect our business and results of operations.

Any disruption in our information systems could disrupt our operations and would be adverse to our business and results of operations.

We depend on various information systems to support our customers' requirements and to successfully manage our business, including managing orders, supplies, accounting controls and payroll. Any inability to successfully manage the procurement, development, implementation or execution of our information systems and back-up systems, including matters related to system security, reliability, performance and access, as well as any inability of these systems to fulfill their intended purpose within our business, could have an adverse effect on our business and results of operations. Such disruptions may not be covered by our business interruption insurance.

The potential impact of failing to deliver products on time could increase the cost of our products.

In most instances, we guarantee that we will deliver a product by a scheduled date. If we subsequently fail to deliver the product as scheduled, we may be held responsible for cost impacts and/or other damages resulting from any delay. To the extent that these failures to deliver occur, the total damages for which we could be liable could significantly increase the cost of the products; as such, we could experience reduced profits or, in some cases, a loss for that contract. Additionally, failure to deliver products on time could result in damage to customer relationships, the potential loss of customers, and reputational damage which could impair our ability to attract new customers.

Many of our customers do not commit to long-term production schedules, which makes it difficult for us to schedule production accurately and achieve maximum efficiency of our manufacturing capacity.

Many of our customers do not commit to firm production schedules and we continue to experience reduced lead-times in customer orders. Additionally, customers may change production quantities or delay production with little lead-time or advance notice. Therefore, we rely on and plan our production and inventory levels based on our customers' advance orders, commitments or forecasts, as well as our internal assessments and forecasts of customer demand. The variations in volume and timing of sales make it difficult to schedule production and optimize utilization of manufacturing capacity. This uncertainty may require us to increase staffing and incur other expenses in order to meet an unexpected increase in customer demand, potentially placing a significant burden on our resources. Additionally, an inability to respond to such increases may cause customer dissatisfaction, which may negatively affect our customers' relationships.

Further, in order to secure sufficient production scale, we may make capital investments in advance of anticipated customer demand. Such investments may lead to low utilization levels if customer demand forecasts change and we are unable to utilize the additional capacity. Additionally, we order materials and components based on customer forecasts and orders and suppliers may require us to purchase materials and components in minimum quantities that exceed customer requirements, which may have an adverse impact on our results of operations. Such order fluctuations and deferrals may have an adverse effect on our business and results of operations.

The Offering

USE OF FUNDS

9. What is the purpose of this offering?

The Company intends to use the net proceeds of this offering for working capital and general corporate purposes, which includes the specific items listed in Item 10 below. While the Company expects to use the net proceeds from the Offering in the manner described above, it cannot specify with certainty the particular uses of the net proceeds that it will receive from from this Offering. Accordingly, the Company will have broad discretion in using these proceeds.

10. How does the issuer intend to use the proceeds of this offering?

If we raise: **$100,008**

Use of Proceeds:
50% -- New products / bulk inventory purchasing

45% -- Advertising

5% -- Wefunder intermediary fee

If we raise: **$1,069,992**

Use of Proceeds:
50% -- Hire additional staff

25% -- Marketing through influencers

15% -- New products / bulk inventory purchasing

5% -- Test pop-up shops and in person events

5% -- Wefunder intermediary fee

DELIVERY & CANCELLATIONS

11. How will the issuer complete the transaction and deliver securities to the investors?

If we reach our target offering amount prior to the deadline, we may conduct an initial closing of the offering early if we provide notice about the new offering deadline at least five business days prior to the new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment). Wefunder will notify investors if we conduct an initial closing. Thereafter, we may conduct additional closings from time to time at our and Wefunder's discretion until the deadline date.

The following describes the process to invest in the Company, including how the Company will complete an Investor's transaction and deliver securities to the investor.

1. Investor Commitment. The Investor will submit, through Wefunder Portal, a requested investment amount. When doing so, the Investor will also execute an investment contract with the Company ("Investment Agreement"), using the Investor's electronic signature.
2. Acceptance of the Investment. If the Investor Agreement is complete, the Investor's commitment will typically be recorded within a few minutes. The commitment will also be available on the Investor's "My Investments" screen on the wefunder.com website. After the offering closes, the contract will be counter-signed by the Company. The executed investment contract will then be sent to the investor via email, and is also available to download on the "My Investments" screen.
3. Investor Transfer of Funds. Upon receiving confirmation that an investment has been accepted, the Investor will be responsible for transferring funds from a source that is accepted by Wefunder Portal into an escrow account held with a third party bank on behalf of issuers offering securities through Wefunder Portal.
4. Progress of the Offering. The Investor will receive periodic email updates on the progress of the offering, including total amounts raised at any given time, and will be notified by email and through the "My Investments" screen when the target offering amount is met.
5. Closing: Original Deadline. Unless we meet the target offering amount early, Investor funds will be transferred from the escrow account to the Company on the deadline date identified in the Cover Page to this Form C and the Company's Wefunder Portal Profile.
6. Early Closings. If the target offering amount is met prior to the original deadline date, we may close the offering earlier, but no less than 21 days after the date on which information about the Company, including this Form C, is posted on our Wefunder Portal Profile. We will reschedule the offering deadline, and at least five days prior to the new deadline, investors will receive notice of it by email and through the "My Investments" screen. At the time of the new deadline, your funds will be transferred to the Company from the escrow account, provided that the target offering amount is still met after any cancellations.
7. Book Entry. Investments may be in book entry form. This means that the Investor may not receive a certificate representing his or her investment. Each investment will be recorded in our books and records and will be recorded in each Investors' "My Investments" screen. The Investor will also be emailed the Investment Agreement again. The Investment Agreement will also be available on the "My Investments" screen. At the option of the Company, you may receive an electronic certificate.

12. How can an investor cancel an investment commitment?

NOTE: Investors may cancel an investment commitment until 48 hours prior to the deadline identified in these offering materials.

The intermediary will notify investors when the target offering amount has been met. If the issuer reaches the target offering amount prior to the deadline identified in the offering materials, it may close the offering early if it provides notice about the new offering deadline at least five business days prior to such new offering deadline (absent a material change that would require an extension of the offering and reconfirmation of the investment commitment).

If an investor does not cancel an investment commitment before the 48-hour period prior to the offering deadline, the funds will be released to the issuer upon closing of the offering and the investor will receive securities in exchange for his or her investment.

If an investor does not reconfirm his or her investment commitment after a material change is made to the offering, the investor's investment commitment will be cancelled and the committed funds will be returned.

An Investor's right to cancel. An Investor may cancel his or her investment commitment at any time until 48 hours prior to the offering deadline.

If there is a material change to the terms of the offering or the information provided to the Investor about the offering and/or the Company, the Investor will be provided notice of the change and must re-confirm his or her investment commitment within five business days of receipt of the notice. If the Investor does not reconfirm, he or she will receive notifications disclosing that the commitment was cancelled, the reason for the cancellation, and the refund amount that the investor is required to receive. If a material change occurs within five business days of the maximum number of days the offering is to remain open, the offering will be extended to allow for a period of five business days for the investor to reconfirm.

If the Investor cancels his or her investment commitment during the period when cancellation is permissible, or does not reconfirm a commitment in the case of a material change to the investment, or the offering does not close, all of the Investor's funds will be returned within five business days.

Within five business days of cancellation of an offering by the Company, the Company will give each investor notification of the cancellation, disclose the reason for the cancellation, identify the refund amount the Investor will receive, and refund the Investor's funds.

The Company's right to cancel. The Investment Agreement you will execute with us provides the Company the right to cancel for any reason before the offering deadline.

If the sum of the investment commitments from all investors does not equal or exceed the target offering amount at the time of the offering deadline, no securities will be sold in the offering, investment commitments will be cancelled and committed funds will be returned.

In addition, we may cap at 450 the total number of investors who will be allowed to invest through the offering that are not "accredited investors," as defined in Rule 501(a) of Regulation D under the Securities Act of 1933. In the event that more than 450 non-accredited investors are initially accepted into an offering in step (2) described in Question 11, the Company may cancel investments based on the order in which payments by Investors were received, or other criteria at the discretion of the Company, before the offering deadline.

Ownership and Capital Structure

THE OFFERING

13. Describe the terms of the securities being offered.

Priced Round: $13,126,347 pre-money valuation.
See exact security attached as Appendix B, Investor Contracts.

Active Faith Inc is offering a maximum of 118,888 shares of preferred stock ($1,069,992) at a share price of $9.

The minimum amount or target amount to be raised in the Offering is $100,008 (11,112 shares).

Grant of Proxy to Board of Company. The undersigned subscriber, and any successors or assigns of the undersigned (the "Grantor") (to the fullest extent permitted by applicable law) appoints the board of directors of the Company (such person, the "Proxy"), or any other designee of Proxy, as the sole and exclusive attorney and proxy of Grantor, with full power of substitution and resubstitution, to vote and exercise all voting and related rights (to the fullest extent that Grantor is entitled to do so) with respect to all of the Shares of the Company that now are or hereafter may be beneficially owned by Grantor, and any and all other Shares or securities of the Company issued or issuable in respect thereof on or after the date hereof (collectively, the "Proxy Shares") in accordance with the terms of this Section 8 of the Subscription Agreement. The Proxy Shares beneficially owned by Grantor as of the date hereof constitute the Shares being acquired under this Agreement. Upon Grantor's execution of this Agreement, any and all prior proxies (other than the proxy granted in this Section 8 of the Subscription Agreement) given by Grantor with respect to the Proxy Shares are hereby revoked and Grantor agrees not to grant any subsequent proxies with respect to the Proxy Shares or enter into any agreement or understanding with any person to vote or give instructions with respect to such subject matter in any manner inconsistent with the terms of this Agreement as long as the Proxy Shares are outstanding. The proxy granted under this Section 8 of the Subscription Agreement is irrevocable (to the fullest extent permitted by applicable law), is coupled with an interest sufficient in law to support an irrevocable proxy, is granted pursuant to this Agreement. The attorney and Proxy named above is hereby authorized and empowered by Proxy, at any time, to act as Grantor's attorney and proxy to vote the Proxy Shares, and to exercise all voting and other rights of Grantor with respect to the Proxy Shares, at every annual, special or adjourned meeting of the shareholders of the Company and in every written consent in lieu of such meeting. All authority herein conferred shall survive the death or incapacity of Grantor and any obligation of Grantor hereunder shall be binding upon the heirs, personal representatives, successors and assigns of Grantor. The proxy granted in this Section 8 is coupled with an interest as aforesaid and is irrevocable. This irrevocable proxy may not be amended or otherwise modified without the prior written consent of the Grantor and the Proxy.

SPV Reorganization. The undersigned hereby agrees to take any and all actions determined by the Company's board of directors in good faith to be advisable to reorganize this instrument and any Shares issued pursuant to the terms of this instrument into a special-purpose vehicle or other entity designed to aggregate the interests of holders of the Shares.

Repurchase. If the Company determines, in its sole discretion, that it is likely that within six months the securities of the Company will be held of record by a number of persons that would require the Company to register a class of its equity securities under the Securities Exchange Act of 1934, as amended, as required by Section 12(g) thereof, the Company shall have the option to repurchase the Shares from the undersigned for the greater of (i) the Purchase Price and (ii) the fair market value of the Shares, as determined by an independent appraiser of securities chosen by the Company (such repurchase, the "Repurchase," and such greater value, the "Repurchase Value"); provided, however, that, in the event an Equity Financing (as defined below) occurs within three months after the Repurchase and the Repurchase Value is less than the Aggregate Value (as defined below) of the Shares the undersigned would have received had the Repurchase not occurred (where such value is determined by multiplying the number of Shares by the Conversion Price (as defined below) and is referred to as the "Aggregate Value"), the Company shall pay to the undersigned an amount equal to the difference between the Aggregate Value and the Repurchase Value promptly following the consummation of the Equity Financing. Such independent appraiser shall be regularly engaged in the valuation of securities. The foregoing repurchase option terminates upon a Change of Control or Dissolution Event (each, as defined in the Subscription Agreement).

14. Do the securities offered have voting rights?

☐ Yes
☑ No

15. Are there any limitations on any voting or other rights identified above?

☑ Yes: No Voting Rights
☐ No

16. How may the terms of the securities being offered be modified?

Neither this Subscription Agreement nor any provisions hereof shall be modified, changed, discharged or terminated except by an instrument in writing, signed by the party against whom any waiver, change, discharge or termination is sought.

RESTRICTIONS ON TRANSFER OF THE SECURITIES BEING OFFERED:

The securities being offered may not be transferred by any purchaser of such securities during the one year period beginning when the securities were issued, unless such securities are transferred:

1. to the issuer;
2. to an accredited investor;
3. as part of an offering registered with the U.S. Securities and Exchange Commission; or
4. to a member of the family of the purchaser or the equivalent, to a trust controlled by the purchaser, to a trust created for the benefit of a member of the family of the purchaser or the equivalent, or in connection with the death or divorce of the purchaser or other similar circumstance.

NOTE: The term "accredited investor" means any person who comes within any of the categories set forth in Rule 501(a) of Regulation D, or who the seller reasonably believes comes within any of such categories, at the time of the sale of the securities to that person.

The term "member of the family of the purchaser or the equivalent" includes a child, stepchild, grandchild, parent, stepparent, grandparent, spouse or spousal equivalent, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law of the purchaser, and includes adoptive relationships. The term "spousal equivalent" means a cohabitant occupying a relationship generally equivalent to that of a spouse.

DESCRIPTION OF ISSUER'S SECURITIES

17. What other securities or classes of securities of the issuer are outstanding? Describe the material terms of any other outstanding securities or classes of securities of the issuer.

Class of Security	Securities (or Amount) Authorized	Securities (or Amount) Outstanding	Voting Rights
Common Stock	10,000,000	1,458,483	Yes

Class of Security	Securities Reserved for Issuance upon Exercise or Conversion
Warrants:	
Options:	

Describe any other rights:

18. How may the rights of the securities being offered be materially limited, diluted or qualified by the rights of any other class of security identified above?

Because the Investor holds no voting rights, the holders of a majority-in-interest of voting rights in the Company could limit the Investor's rights in a material way. For example, those interest holders could vote to change the terms of the agreements governing the Company's operations or cause the Company to engage in additional offerings (including potentially a public offering or sale).

These changes could result in further limitations on the voting rights the Investor will have as an owner of equity in the Company, for example by diluting those rights or limiting them to certain types of events or consents.

To the extent applicable, in cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional equity, an Investor's interest will typically also be diluted.

Based on the risk that an Investor's rights could be limited, diluted or otherwise qualified, the Investor could lose all or part of his or her investment in the securities in this offering, and may never see positive returns.

Additional risks related to the rights of other security holders are discussed below, in Question 20.

19. Are there any differences not reflected above between the securities being offered and each other class of security of the issuer?

None

20. How could the exercise of rights held by the principal shareholders identified in Question 6 above affect the purchasers of the securities being offered?

As holders of a majority-in-interest of voting rights in the Company, **the shareholders** may make decisions with which the Investor disagrees, or that negatively affect the value of the Investor's securities in the Company, and the Investor will have no recourse to change these decisions. The Investor's interests may conflict with those of other investors, and there is no guarantee that the Company will develop in a way that is optimal for or advantageous to the Investor.

For example, **the shareholders** may change the terms of the articles of incorporation for the company, change the terms of securities issued by the Company, change the management of the Company, and even force out minority holders of securities. **The shareholders** may make changes that affect the tax treatment of the Company in ways that are unfavorable to you but favorable to them. They may also vote to engage in new offerings and/or to register certain of the Company's securities in a way that negatively affects the value of the securities the Investor owns. Other holders of securities of the Company may also have access to more information than the Investor, leaving the Investor at a disadvantage with respect to any decisions regarding the securities he or she owns.

The shareholders have the right to redeem their securities at any time. **Shareholders** could decide to force the Company to redeem their **securities** at a time that is not favorable to the Investor and is damaging to the Company. Investors' exit may affect the value of the Company and/or its viability.

In cases where the rights of holders of convertible debt, SAFES, or other outstanding options or warrants are exercised, or if new awards are granted under our equity compensation plans, an Investor's interests in the Company may be diluted. This means that the pro-rata portion of the Company represented by the Investor's securities will decrease, which could also diminish the Investor's voting and/or economic rights. In addition, as discussed above, if a majority-in-interest of holders of securities with voting rights cause the Company to issue additional stock, an Investor's interest will typically also be diluted.

21. How are the securities being offered being valued? Include examples of methods for how such securities may be valued by the issuer in the future, including during subsequent corporate actions.

The offering price for the securities offered pursuant to this Form C has been determined arbitrarily by the Company, and does not necessarily bear any relationship to the Company's book value, assets, earnings or other generally accepted valuation criteria. In determining the offering price, the Company did not employ investment banking firms or other outside organizations to make an independent appraisal or evaluation. Accordingly, the offering price should not be considered to be indicative of the actual value of the securities offered hereby.

In the future, we will perform valuations of our common stock that take into account factors such as the following:

- unrelated third party valuations of our common stock;
- the price at which we sell other securities, such as convertible debt or preferred stock, in light of the rights, preferences and privileges of our those securities relative to those of our common stock;
- our results of operations, financial position and capital resources;
- current business conditions and projections;
- the lack of marketability of our common stock;
- the hiring of key personnel and the experience of our management;
- the introduction of new products;
- the risk inherent in the development and expansion of our products;
- our stage of development and material risks related to our business;
- the likelihood of achieving a liquidity event, such as an initial public offering or a sale of our company given the prevailing market conditions and the nature and history of our business;
- industry trends and competitive environment;
- trends in consumer spending, including consumer confidence;
- overall economic indicators, including gross domestic product, employment, inflation and interest rates; and
- the general economic outlook.

We will analyze factors such as those described above using a combination of financial and market-based methodologies to determine our business enterprise value. For example, we may use methodologies that assume that businesses operating in the same industry will share similar characteristics and that the Company's value will correlate to those characteristics, and/or methodologies that compare transactions in similar securities issued by us that were conducted in the market.

22. What are the risks to purchasers of the securities relating to minority ownership in the issuer?

An Investor in the Company will likely hold a minority position in the Company, and thus be limited as to its ability to control or influence the governance and operations of the Company.

The marketability and value of the Investor's interest in the Company will depend upon many factors outside the control of the Investor. The Company will be managed by its officers and be governed in accordance with the strategic direction and decision-making of its Board Of Directors, and the Investor will have no independent right to name or remove an officer or member of the Board Of Directors of the Company.

Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured.

The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

23. What are the risks to purchasers associated with corporate actions, including additional issuances of securities, issuer repurchases of securities, a sale of the issuer or of assets of the issuer or transactions with related parties?

Additional issuances of securities. Following the Investor's investment in the Company, the Company may sell interests to additional investors, which will dilute the percentage interest of the Investor in the Company. The Investor may have the opportunity to increase its investment in the Company in such a transaction, but such opportunity cannot be assured. The amount of additional financing needed by the Company, if any, will depend upon the maturity and objectives of the Company. The declining of an opportunity or the inability of the Investor to make a follow-on investment, or the lack of an opportunity to make such a follow-on investment, may result in substantial dilution of the Investor's interest in the Company.

Issuer repurchases of securities. The Company may have authority to repurchase its securities from shareholders, which may serve to decrease any liquidity in the market for such securities, decrease the percentage interests held by other similarly situated investors to the Investor, and create pressure on the Investor to sell its securities to the Company concurrently.

A sale of the issuer or of assets of the issuer. As a minority owner of the Company, the Investor will have limited or no ability to influence a potential sale of the Company or a substantial portion of its assets. Thus, the Investor will rely upon the executive management of the Company and the Board of Directors of the Company to manage the Company so as to maximize value for shareholders. Accordingly, the success of the Investor's investment in the Company will depend in large part upon the skill and expertise of the executive management of the Company and the Board of Directors of the Company. If the Board Of Directors of the Company authorizes a sale of all or a part of the Company, or a disposition of a substantial portion of the Company's assets, there can be no guarantee that the value received by the Investor, together with the fair market estimate of the value remaining in the Company, will be equal to or exceed the value of the Investor's initial investment in the Company.

Transactions with related parties. The Investor should be aware that there will be occasions when the Company may encounter potential conflicts of interest in its operations. On any issue involving conflicts of interest, the executive management and Board of Directors of the Company will be guided by their good faith judgement as to the Company's best interests. The Company may engage in transactions with affiliates, subsidiaries or other related parties, which may be on terms which are not arm's-length, but will be in all cases consistent with the duties of the management of the Company to its shareholders. By acquiring an interest in the Company, the Investor will be deemed to have acknowledged the existence of any such actual or potential conflicts of interest and to have waived any claim with respect to any liability arising from the existence of any such conflict of interest.

24. Describe the material terms of any indebtedness of the issuer:

None

25. What other exempt offerings has the issuer conducted within the past three years?

Offering Date	Exemption	Security Type	Amount Sold	Use of Proceeds
7/2016	Section 4(a)(2)	Common stock	$500,000	General operations

26. Was or is the issuer or any entities controlled by or under common control with the issuer a party to any transaction since the beginning of the issuer's last fiscal year, or any currently proposed transaction, where the amount involved exceeds five percent of the aggregate amount of capital raised by the issuer in reliance on Section 4(a)(6) of the Securities Act during the preceding 12- month period, including the amount the issuer seeks to raise in the current offering, in which any of the following persons had or is to have a direct or indirect material interest:

1. any director or officer of the issuer;
2. any person who is, as of the most recent practicable date, the beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, calculated on the basis of voting power;
3. if the issuer was incorporated or organized within the past three years, any promoter of the issuer;
4. or (4) any immediate family member of any of the foregoing persons.

☑ Yes
☐ No

For each transaction specify the person, relationship to issuer, nature of interest in transaction, and amount of interest.

The Company engages LK Creative for consulting purposes. LK Creative is owned by related party, Clarence Smith. Clarence Smith is a member of the Company's management team.

FINANCIAL CONDITION OF THE ISSUER

27. Does the issuer have an operating history?

☑ Yes
☐ No

28. Describe the financial condition of the issuer, including, to the extent material, liquidity, capital resources and historical results of operations.

Management's Discussion and Analysis of Financial Condition and Results of Operations

You should read the following discussion and analysis of our financial condition and results of operations together with our financial statements and the related notes and other financial information included elsewhere in this offering. Some of the information contained in this discussion and analysis, including information regarding the strategy and plans for our business, includes forward-looking statements that involve risks and uncertainties. You should review the "Risk Factors" section for a discussion of important factors that could cause actual results to differ materially from the results described in or implied by the forward-looking statements contained in the following discussion and analysis.

Overview

We provide premium, functional and fashionable athleisure and sports apparel with faith-based messages and designs. We are direct to consumer with our e-commerce store and have sales in all 50 states and 45 countries. Pro athletes like Steph Curry, James Harden, and Kyrie Irving organically wear our brand. With more than $16 million in total items sold, we're poised to grow even larger through key hires, influencer marketing, and expanding our inventory.

Our vision is to give all Christian athletes, active, and everyday people a fashionable, functional, and faith-based alternative to existing sportswear brands. With more than 2 billion Christians around the world, we've only touched a sliver of potential customers. Eventually, we'll be known around the world as the faith-based version of Nike.

Milestones

Active Faith Inc. was incorporated in the State of Texas in January 2012.

Since then, we have:

- Worn by athletes like Steph Curry, Jeremy Lin, and Adrian Gonzalez.

- Named to Inc. Magazine's 500 Fastest Growing private companies in 2017.

- Our conversion rate and return customer rates are 2x the industry standard.

- All our success has been with just two full-time staff and bootstrapped.

- Professional athletes like Steph Curry, Adrian Gonzalez, and Vernon Wells are investors.

- Sales in all 50 states and 45 countries.

- Featured or seen in ESPN Magazine, Sports Illustrated, Wall St. Journal, TIME Magazine, Fox News, Associated Press, NBA.com.

Historical Results of Operations

- *Revenues & Gross Margin.* For the period ended December 31, 2017, the Company had revenues of $4,853,444 compared to the year ended December 31, 2016, when the Company had revenues of $6,596,685. Our gross margin was 45.12% in fiscal year 2017, compared to 47.17% in 2016.

- *Assets.* As of December 31, 2017, the Company had total assets of $1,860,416, including $1,090,390 in cash. As of December 31, 2016, the Company had $2,039,877 in total assets, including $1,414,286 in cash.

- *Net Loss.* The Company has had net losses of $152,243 and net income of $367,675 for the fiscal years ended December 31, 2017 and December 31, 2016, respectively.

- *Liabilities.* The Company's liabilities totaled $987,571 for the fiscal year ended December 31, 2017 and $1,007,335 for the fiscal year ended December 31, 2016.

Liquidity & Capital Resources

To-date, the company has been financed with $500,000 in equity.

We plan to use the proceeds as set forth in this Form C under "Use of Funds". We don't have any other sources of capital in the immediate future.

We will likely require additional financing in excess of the proceeds from the Offering in order to perform operations over the lifetime of the Company. We plan to raise capital in 3 months. Except as otherwise described in this Form C, we do not have additional sources of capital other than the proceeds from the offering. Because of the complexities and uncertainties in establishing a new business strategy, it is not possible to adequately project whether the proceeds of this offering will be sufficient to enable us to implement our strategy. This complexity and uncertainty will be increased if less than the maximum amount of securities offered in this offering is sold. The Company intends to raise additional capital in the future from investors. Although capital may be available for early-stage companies, there is no guarantee that the Company will receive any investments from investors.

Runway & Short/Mid Term Expenses

Active Faith Inc. cash in hand is $300,000, as of February 2019. Over the last three months, revenues have averaged $300,000/month, cost of goods sold has averaged $100,000/month, and operational expenses have averaged $200,000/month, for an average burn rate of $0 per month.

Our business became profitable in 2016, with some ebbs and flows within the last 10 months as our team has changed and we've ramped up production. At our current trajectory we expect to be profitable in 2019.

If we only reach our campaign minimum, we would seek further capital from existing investors or other individuals interested in investing in the company.

We plan to use these funds for expansion to hire talent and increase marketing and advertising. For that reason, our expenses will increase in the medium-term. We expect (although cannot guarantee) that we will see increased revenues as expenses increase, based on previous spends we've made on marketing and expansion.

FINANCIAL INFORMATION

29. Include financial statements covering the two most recently completed fiscal years or the period(s) since inception, if shorter:

Refer to Appendix C, Financial Statements

STAKEHOLDER ELIGIBILITY

30. With respect to the issuer, any predecessor of the issuer, any affiliated issuer, any director, officer, general partner or managing member of the issuer, any beneficial owner of 20 percent or more of the issuer's outstanding voting equity securities, any promoter connected with the issuer in any capacity at the time of such sale, any person that has been or will be paid (directly or indirectly) remuneration for solicitation of purchasers in connection with such sale of securities, or any general partner, director, officer or managing member of any such solicitor, prior to May 16, 2016:

(1) Has any such person been convicted, within 10 years (or five years, in the case of issuers, their predecessors and affiliated issuers) before the filing of this offering statement, of any felony or misdemeanor:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(2) Is any such person subject to any order, judgment or decree of any court of competent jurisdiction, entered within five years before the filing of the information required by Section 4A(b) of the Securities Act that, at the time of filing of this offering statement, restrains or enjoins such person from engaging or continuing to engage in any conduct or practice:

i. in connection with the purchase or sale of any security? ☐ Yes ☑ No
ii. involving the making of any false filing with the Commission? ☐ Yes ☑ No
iii. arising out of the conduct of the business of an underwriter, broker, dealer, municipal securities dealer, investment adviser, funding portal or paid solicitor of purchasers of securities? ☐ Yes ☑ No

(3) Is any such person subject to a final order of a state securities commission (or an agency or officer of a state performing like functions); a state authority that supervises or examines banks, savings associations or credit unions; a state insurance commission (or an agency or officer of a state performing like functions); an appropriate federal banking agency; the U.S. Commodity Futures Trading Commission; or the National Credit Union Administration that:

i. at the time of the filing of this offering statement bars the person from:
   A. association with an entity regulated by such commission, authority, agency or officer? ☐ Yes ☑ No
   B. engaging in the business of securities, insurance or banking? ☐ Yes ☑ No
   C. engaging in savings association or credit union activities?☐ Yes ☑ No
ii. constitutes a final order based on a violation of any law or regulation that prohibits fraudulent, manipulative or deceptive conduct and for which the order was entered within the 10-year period ending on the date of the filing of this offering statement? ☐ Yes ☑ No

(4) Is any such person subject to an order of the Commission entered pursuant to Section 15(b) or 15B(c) of the Exchange Act or Section 203(e) or (f) of the Investment Advisers Act of 1940 that, at the time of the filing of this offering statement:

i. suspends or revokes such person's registration as a broker, dealer, municipal securities dealer, investment adviser or funding portal? ☐ Yes ☑ No
ii. places limitations on the activities, functions or operations of such person? ☐ Yes ☑ No
iii. bars such person from being associated with any entity or from participating in the offering of any penny stock? ☐ Yes ☑ No

(5) Is any such person subject to any order of the Commission entered within five years before the filing of this offering statement that, at the time of the filing of this offering statement, orders the person to cease and desist from committing or causing a violation or future violation of:

i. any scienter-based anti-fraud provision of the federal securities laws, including without limitation Section 17(a)(1) of the Securities Act, Section 10(b) of the Exchange Act, Section 15(c)(1) of the Exchange Act and Section 206(1) of the Investment Advisers Act of 1940 or any other rule or regulation thereunder? ☐ Yes ☑ No
ii. Section 5 of the Securities Act? ☐ Yes ☑ No

(6) Is any such person suspended or expelled from membership in, or suspended or barred from association with a member of, a registered national securities exchange or a registered national or affiliated securities association for any act or omission to act constituting conduct inconsistent with just and equitable principles of trade?

☐ Yes ☑ No

(7) Has any such person filed (as a registrant or issuer), or was any such person or was any such person named as an underwriter in, any registration statement or Regulation A offering statement filed with the Commission that, within five years before the filing of this offering statement, was the subject of a refusal order, stop order, or order suspending the Regulation A exemption, or is any such person, at the time of such filing, the subject of an investigation or proceeding to determine whether a stop order or suspension order should be issued?

☐ Yes ☑ No

(8) Is any such person subject to a United States Postal Service false representation order entered within five years before the filing of the information required by Section 4A(b) of the Securities Act, or is any such person, at the time of filing of this offering statement, subject to a temporary restraining order or preliminary injunction with respect to conduct alleged by the United States Postal Service to constitute a scheme or device for obtaining money or property through the mail by means of false representations?

☐ Yes ☑ No

If you would have answered "Yes" to any of these questions had the conviction, order, judgment, decree, suspension, expulsion or bar occurred or been issued after May 16, 2016, then you are NOT eligible to rely on this exemption under Section 4(a)(6) of the Securities Act.

OTHER MATERIAL INFORMATION

31. In addition to the information expressly required to be included in this Form, include:

- (1) any other material information presented to investors; and

- (2) such further material information, if any, as may be necessary to make the required statements, in the light of the circumstances under which they are made, not misleading.

All information presented to investors hosted on Wefunder.com is available in Appendix A: Business Description & Plan.

ONGOING REPORTING

32. The issuer will file a report electronically with the Securities & Exchange Commission annually and post the report on its website, no later than:

120 days after the end of each fiscal year covered by the report.

33. Once posted, the annual report may be found on the issuer's website at:

http://activefaithsports.com/invest

The issuer must continue to comply with the ongoing reporting requirements until:

1. the issuer is required to file reports under Exchange Act Sections 13(a) or 15(d);
2. the issuer has filed at least one annual report and has fewer than 300 holders of record;
3. the issuer has filed at least three annual reports and has total assets that do not exceed $10 million;
4. the issuer or another party purchases or repurchases all of the securities issued pursuant to Section 4(a)(6), including any payment in full of debt securities or any complete redemption of redeemable securities; or the issuer liquidates or dissolves in accordance with state law.

APPENDICES

Appendix A: Business Description & Plan

Appendix B: Investor Contracts

Active Faith Sports Subscription Agreement

Appendix C: Financial Statements

Financials 1

Appendix D: Director & Officer Work History

Kirbi Smith
Lanny Smith

Appendix E: Supporting Documents

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INVEST IN ACTIVE FAITH SPORTS

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Premium, fashionable sportswear with faith-based designs

We provide premium, fashionable athleisure and sports apparel with faith-based messages and designs. We are direct to consumer with our e-commerce store with sales in all 50 states and 45 countries. Pro athletes like Steph Curry, James Harden, Clayton Kershaw and others in the NBA, NFL, MLB organically wear our brand. With more than $18 million in sales the last 4 years, we're poised to grow even larger through key hires, influencer marketing, new product lines and expanding our brand awareness.

Watch NBA All-star and 2X MVP Steph Curry talk about why he invested in Active Faith Sports.



Why you may want to invest

1. Worn by Elite athletes in NBA, NFL, MLB, MLS without paid endorsements
2. Named to Inc. Magazine's 500 Fastest Growing private companies in 2017.
3. Our conversion rate and return customer rates are 2x the industry standard.
4. Huge platform to spread the Gospel and Faith
5. Professional athletes like Steph Curry, Adrian Gonzalez, and Vernon Wells are investors.
6. Sales in all 50 states and 45 countries.
7. Featured or seen in ESPN Magazine, Sports Illustrated, Wall St. Journal, TIME Magazine, Fox News, Associated Press, NBA.com.
8. Industry that is growing at a rapid pace. Activewear is on pace to hit $83 Billion in USA by 2020

$ 250 min

REMIND ME (0)

What you are investing in

Priced Round

$13.1M pre-money valuation

$9.00 per share
Preferred Stock

If you invest, you're betting Active Faith Sports will be worth more than $13.1M in the future.

Earning a return

Learn more about equity fundraises

Investor perks

$1,008+
10% off any Active Faith Sports order for the next year

$10,008+
25% off any Active Faith Sports order for the next year

$25,002+
Enjoy dinner with the team at Active Faith Sports! Learn about our history and where we're headed next.

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sports minority_owned fashion athletes b2c retail

Our Ambition

Our vision is to give all Christian athletes, active, and everyday people a fashionable, functional, and faith-based alternative to existing sportswear brands. With more than 2 billion Christians around the world, we've only touched the tip of the iceberg of potential customers. Eventually, we'll be known around the world as the faith-based version of Nike.

activefaithsports.com

Why I Like Active Faith Sports

You see [Active Faith Sports] not only on my wrist, but a lot of different players: Anthony Tolliver, Jeremy Lin, Channing Frye. It spreads throughout their teammates as well. I see James Harden wear them every once in a while....The tagline on every band is "In Jesus Name I Play."...When you look down on your wrist, you get motivated to 1) not take the game for granted and 2) [remember why you] play the game.



Steph Curry

INVESTOR IN ACTIVE FAITH SPORTS. GOLDEN STATE WARRIORS POINT GUARD

THE BUZZ ABOUT ACTIVE FAITH SPORTS

I never, ever, in a million years thought I would be involved in a clothing company. I was like nah, I would never do that. This is something that's way more meaningful than just making money.



Anthony Tolliver

Minnesota Timberwolves forward, Active Faith Sports Investor

Our mission with the Active Faith line is to help our customers take their faith with them to the gym, on the basketball court, the baseball diamond or even on a leisurely walk with the family. These high-quality products offer inspiration whether you are a backyard warrior or a professional athlete.



Jennifer Makowski

Senior Buyer, Family Christian

Family Christian stores have even seen an increase in individuals, such as high school athletes, who are coming into their stores for the very first time to purchase this apparel. In this sense, Active Faith is doing what many hoped it would. It's inviting others to hear the Gospel through a shared passion. So, if you're needing some new active wear or getting more clothes for the kids as they prepare to head back to school this fall, check out Active Faith either in Family Christian stores or on its online website. It's truly a unique clothing brand that won't be found anywhere else, except on the brand's official page.



Beth Stolicker

Writer for Mission Network News

Six weeks ago, he showed up with the end result - an amazing in-store display and some high-quality athletic apparel that had really never been produced in our industry. Lanny certainly had done his research and had great colors, fabrics and competitive price-points.



Ted Terry

Lakewood Church Bookstore Manager

Active Faith Sports is in a league of its own as it continues to inspire and motivate the masses. On the heels of major endorsers and world-wide exposure with features in such major publications as Sports Illustrated, Time Magazine, and ESPN The Magazine, Active Faith Sports is on the rise.



Ashley Inniss
Writer for The Force Radio

Steph Curry-backed apparel company signs exclusive deal with retailer

A locally based company has agreed to be the exclusive retailer for a national apparel brand. Grand Rapids-based Family Christian announced last week the deal with Active Faith Sports, which produces apparel with Christian-inspired designs and
July 28, 2018 @ grbj.com

Moore: How Steve Wilks has gotten players ready for training camp

Rosen or Bradford? What about the second wide receiver spot? How are the players adapting to the new offensive, defensive and special teams systems? Too soon. We might be through offseason workouts, voluntary OTAs and minicamp, but without
July 23, 2018 @ azcentral.com

Raheel Ramzanali: Catching up with Former Houston Cougar basketball player and CEO of Active Faith Sports Lanny Smith

We all knew that one kid growing up that you just knew he/she was going to make it. In First Colony Middle School that kid was none other than CEO of Active Faith Sports and former Houston Cougar standout Lanny Smith.
July 23, 2018 @ houston.sportsmap.com

Stephen Curry donates $118,000 to Harvey relief efforts

Curry was creatively recruited by Lanny Smith of Houston's Active Faith Sports to help flood victims. Smith posted a video on Instagram, where he promised to donate $1,000 for every one of the 25 3-pointers he attempted. Smith then revealed he was
September 1, 2017 @ mercurynews.com

Stephen Curry shoots three-pointers to raise money for Hurricane Harvey relief

In conjunction with Houston-based apparel company Active Faith Sports, the Golden State Warriors superstar participated in a three-point shootout where each made shot was worth $1,000. He sank 18 of his 25 attempts, which — on top of his separate
August 31, 2017 @ usatoday.com

Christian's Crushed NBA Dreams Leads to Multi-Million Dollar Apparel Company

His Christian faith kept him going, and an idea to marry it with athletic wear--dreamed up while he was recuperating in a hospital--gave him a thriving Houston-based company. Oh, and his investors? They include some guy named Steph Curry. --
August 25, 2017 @ faithfullymagazine.com

How a Career Crushing Event Helped This Former College Basketball Star Launch a $7 Million Athletic Brand

"This is not something I planned on," says former college hoops star Lanny Smith. "I was always an athlete." But injuries crushed his dreams just before his rookie NBA season began. His Christian faith kept him going, and an idea to marry it with athletic
August 24, 2017 @ inc.com

Active Faith: A new way to play - Mission Network News

USA (MNN) - Active Faith, an athletic apparel brand exclusively carried by Family Christian, is doing exactly what its name implies; it's helping people actively live out their faith. Here's how it works. Originally dreamed up and primarily brought to reality
July 25, 2016 @ mnnonline.org

Family Christian Named Exclusive Retail Partner for Active Faith Sports Apparel

"Our mission with the Active Faith line is to help our customers take their faith with them to the gym, on the basketball court, the baseball diamond, or even on a leisurely walk with the family. These high-quality products offer inspiration whether you are a
July 15, 2016 @ prnewswire.com

Christian Sports Apparel shouts 'In Jesus Name, I Play'

Fitness enthusiasts can show religious devotion while working out through sports apparel lines, such as the one offered by a company called Active Faith. Launched in 2012, Active Faith is a Christian athletic apparel company in Texas that provides
November 17, 2015 @ gospelherald.com

Stephen Curry Explains Jesus Christ Inspired Hand Signal During Games

Curry, 26, took time out to reflect on his Christian faith when speaking to Christian sports apparel brand, Active Faith. According to the Christian athlete, his relationship with Jesus Christ started around middle school.

February 10, 2015 @ christianpost.com

Former NBA player launches Christian Sports Apparel Brand - Empower Magazine

(Last Updated On: August 8, 2015)By Andrea Henderson Seven years ago, the University of Houston star guard was on the path to accomplishing his dreams - playing in the National Basketball Association. With his face featured on billboards

September 3, 2013 @ theempowermag.com

NBA players part of new Christian sports apparel company

There are some very devout Christians playing and coaching in the NBA. Maybe the most visable is Warriors coach Mark Jackson, who also is minister of a church in Los Angeles. But the NBA does not have a guy whose faith is so tied to his persona as is

March 30, 2012 @ nba.nbcsports.com



NBA players band together on Christian apparel

MINNEAPOLIS -- As Tim Tebow and Jeremy Lin have risen to prominence in the NFL and NBA, the touchstones of professional sports and religion have converged perhaps as never before.

March 29, 2012 @ espn.com

Lin's rise sparks Active Faith's success

As Tim Tebow and Jeremy Lin have risen to prominence in the NFL and NBA, the touchstones of professional sports and religion have converged perhaps as never before. Tebow, the New York Jets quarterback known for doing missionary work in

March 29, 2012 @ foxsports.com

"Linsanity" helps launch Active Faith sportswear brand

Like Tim Tebow before him, Lin is an outspoken Christian whose impressive wins and humble off-court demeanor have garnered much attention. What started out as a line of multi-color, message-bearing wristbands has blossomed into a full line of fitness

February 23, 2012 @ chron.com

T'Wolves' Tolliver Behind Launch Of Christian-Based Apparel Line Active Faith

T'Wolves F Anthony Tolliver recently formed a partnership with former NBA D-League Idaho Stampede teammate Lanny Smith to start Active Faith, "a Christian-based apparel company," according to J. Michael Falgoust of USA TODAY. Smith and

July 13, 2011 @ sportsbusinessdaily.com

Featured in Inc. Magazine's Top 500 Fastest Growing Startups!


150
An Athlete's Second Act

Ranked #150 on Inc. Magazine's 500 Fastest Growing Private Companies List


Active Faith Sports
Sells sports apparel with faith-based and motivational messages and designs.
Inc. 5000 #150 2017
2017 Rank: #150
Leadership: Lanny Smith
2016 Revenue: $6.9 M
3-Year Growth: 2,586
Industry: Retail
Location: Houston, TX
Founded: 2012
Employees: 3


2017's Greatest (and Most Inspiring) ENTREPRENEURS
Inc.
500
AND THE FAST-GROWING COMPANIES THEY RUN
36 YEAR
DAYMOND JOHN
The Shark Tank star opens up about business—and his health

After a devastating knee injury ended my NBA career, I was searching for my purpose and the next steps in my life. My faith was something that was always important to me and obviously sports were a big part of my life. After praying for guidance on how to merge the passion I had for my faith and sports together, I was blessed with a vision to create a Christian sports apparel brand. We grew up wearing Nike, Jordan, Adidas, Under Armour, etc but they all lacked that piece that spoke to those of us who carried our faith with us even on the court or field. So a group of other Christian athletes joined me and we set out to create the next great sports apparel brand that gave Glory to God and encouraged others to be Active in their fitness and their faith. A few years later, something that was launched in my mother's garage is now bought in 45 countries and is having an impact all over the world. We are excited to see where God takes Active Faith Sports next!

Active Faith Wristbands Are Worn by Some of the Best Pro Athletes and Artists

Millions of fans see us everytime they rep our brand.


ROCKETS

James Harden, Houston Rockets.



Steph Curry, Golden State Warriors.



Kyrie Irving, Boston Celtics.


USA

Kevin Durant, Golden State Warriors.


LA

Clayton Kershaw, LA Dodgers.



Jimmy Butler, Philadelphia 76ers.



Justin Bieber.



Lecrae, Christian hip-hop artist. 1.8M monthly listeners on Spotify.

We're fortunate to count some players as Active Faith investors: Steph Curry, Anthony Tolliver, Adrian Gonzalez, Vernon Wells and more.

A Preview of Our Products





Active Faith Gives Back

We take pride in donating money and product to different causes both in the USA and around the world.



Kenyan students wearing gear donated during a missions trip in Africa



Our Brand Outperforms Other E-Commerce Clothing Brands

Every year, our average order value, return customer rate, and conversion rate has increased. These key performance indicators show that we have a brand people love: they like the quality, design, and messaging of the products and continue to come back. We've been able to achieve all this through bootstrapping with only 2 employees.


Average Order Value
$60
$45
$30
$15
0
2014
2015
2016
2017
2018


Average Order Value
Return Customer Rate

How We Stack Up to Industry Standards

3.2 - 3.8%	1.9%	38%	20%
Our conversion rate	Industry standard for e-commerce apparel conversion	Our return customer rate	Industry standard return customer rate

Some of Our Key Accomplishments

$18+Million	Inc. Magazine	All 50 states	45 countries
Total Sales Last 4 Years	One of 500 fastest growing startups in 2017	Distributed in all 50 states	Sold in 45 countries

Market Opportunity in the Fastest Growing Segment of Apparel


MARKETS
Morgan Stanley's projection for global activewear sales

Fastest Growing Segment of Apparel


MARKETS
Almost 83% of Americans proclaim to be Christians.
231 million Christian Americans spend $1.5 trillion annually.
Christian
Muslim
Jewish
Other
Buddhist
No Religion
12% of Americans spend more than $50 a month on religious products
Population by Religion in U.S.

Huge Target Market


REVENUE STREAMS
Wholesale
(Retail Stores)
E-Commerce
(Direct Website Sales)
Team Apparel
(Christian Schools, Church Leagues, FCA)
Faith based Events

Multiple Revenue Streams

How We'll Grow With Your Investment

An influx of capital will allow us to start building our team and invest in the marketing, product, and infrastructure that can help take our brand to the next level. Going from $125k in 2014 to just under $3 million in a year in 2015, then to $5.5 million in 2016, plus $2 million in sales from 250 stores, put a strain on our cash flow. Our profits were mostly used to purchase more inventory to handle the growth and increased demand. To be able to raise capital to further invest in the marketing and infrastructure of the company will be key to our continued growth and being able to scale to the next level.

Letter from the Founders

Dear Investors,

Building Active Faith Sports from just an idea that God blessed us with to what it is today has truly been a byproduct of.... ACTIVE Faith. I think back to the beginning and God giving us this vision to create the next great sports apparel brand but have it be boldly and unapologetically Faith based. I remember people calling us crazy when we said we were building a Christian version of Nike. I remember every single mainstream retailer turning us down because of the faith-based mission and message of our brand. I remember every single Christian retailer turning us down because they couldn't see the vision and were stuck in an older traditional way of reaching people through their products.

Those were very humble beginnings when it seemed as if nobody could see the vision that God gave us except us. But then we launched our website and people like you began to recognize the power and difference in what Active Faith Sports meant. It was more than just another sports apparel brand. With sales in all 50 states and 45 different countries, the message that this brand carries has been able to impact people all over the world and we are so very grateful to be part of this movement and this mission.

We don't call our customers "customers." We call them Team Active Faith because they have all played such a crucial role in helping build and spread this brand as well as execute the mission of spreading the Gospel and Faith. By the grace of God and a lot of hard work, we have experienced so much growth and have established ourselves as THE premier Faith-based sports apparel brand. Six years after launching, we are ready to take another leap of faith and take this to another level. To do that, we knew we needed to raise capital and we are inviting the people who helped build this brand to be part of taking it to that next level.

What better ambassadors for the Active Faith brand than those who live it and love it already? We have met with institutional investors who were interested but their interest was purely in the profit. We want investors who understand the mission and message and meaning behind this brand. That's why we are inviting you, our supporters, fans, customers, team members, to invest in Active Faith and own a piece of the brand that you have helped build. Let's take Active Faith to the next level together and continue spreading the Gospel and giving God Glory through this platform!

Sincerely,

Lanny Smith, CEO

Founder

AND THE REST OF THE TEAM



Kirbi T. Smith

Co-Founder and COO

Helped develop AFS women's line. Oversees day to day operations. MBA. Spelman College grad.



Lanny Smith

CEO

Former Christian athlete turned Entrepreneur. Founded Active Faith Inc. after NBA career cut short.



Jordan Brown

Team Member



Elly Brown

Team Member

Raised $500,000From 6+ Investors

Steph Curry
NBA Basketball Player for the Golden State Warriors

Adrian Gonzalez
MLB first baseman. Previously with the Dodgers, Red Sox, Mets, Padres, and Rangers.

Vernon Wells
Major League Baseball player with Toronto Blue Jays, LA Angels, and NY Yankees.

Carl Landry
NBA player – Rockets, Kings, Warriors etc. Now on Jilin Northeast Tigers.

Willie Bloomquist
Former MLB player with Mariners, Royals, Reds, and Diamondbacks.

Anthony Tolliver
NBA star with Minnesota Timberwolves.

Interview

Wefunder interviewed Lanny Smith on December 4, 2018.

– COLLAPSE ALL

WF: What is Active Faith Sports?

SMITH: Active Faith Sports is a premium sports apparel brand that uses the platform of sports and fitness to spread the gospel and encourage people to be active in their faith. It's a faith-based brand with the same premium fabrics and performance apparel you'd find at Nike, Under Armour, and Adidas.

WF: How did Active Faith Sports begin?

SMITH: I'm a former professional athlete. I played with the Sacramento Kings until a career-ending knee injury in 2009. Growing up, my faith was something that was always important to me, and obviously, sports were a huge part of my life, but then my career ended my rookie year. It was a really tough period in my life, and man, I was just praying about my next steps and what I should do. I had no clue, no idea, what I wanted to do next. In the midst of those prayers and recovering from the microfracture surgery on my knee, I had this idea, or God sent me this idea.

I grew up wearing Nike and Jordan and Adidas and Under Armour and all those different great brands, but there was nothing that represented the total aspect of who I was. To merge my faith and my love of sports was very important to me. I researched the market, and I saw that there was nothing out there like this. Of course, there have been plenty of Christian t-shirt companies, but nothing in this lane of athleisure, sports apparel, performance apparel. Knowing the amount of guys I played with and played against growing up who had similar backgrounds to me as far as their foundation of faith I knew there was a market there for it. And I knew none of those other companies, Nike, Adidas, Under Armour, were going to put anything about faith on their apparel. So I saw a lane there.

I also thought about the power and the platform of sports. Think about the Olympics. You can have countries that are at extreme odds with each other, and for the sake of this huge worldwide sporting event, people put some of those things to the side, at least for that time. So I thought, "You know, what if we use that platform for something positive, like our faith?"

I reached out to some of the guys I played with and against and told them about the idea, and two of them in particular — Anthony Tolliver and Steph Curry — loved it so much that they decided they wanted to be a part of it. We got together, and in 2012, we launched Active Faith Sports.

WF: How have you grown since 2012?

SMITH: We jumped out and did about $300,000 in revenue that first year. The first thing that happened for us that allowed us to get out it front of people was that we created these wristbands that said "In Jesus's name I play." I was sending them out to all the professional athletes I knew and they were wearing them during games. One of the players happened to be Jeremy Lin. Right around the time we launched, the whole Linsanity craze happened in New York, when he was playing for the Knicks, and he's on the cover of Sports Illustrated and ESPN Magazine and TIME Magazine and he's wearing these Active Faith wristbands that say, "In Jesus's name I play." USA Today and the Associated Press did stories about that, and that's how we got out there.

We were rejected by all mainstream retailers — your Footaction, Academy, Sports Authority, DICK'S Sporting Goods. They all pretty much told us that because this is faith-based, they can't carry it in stores.

Then the Christian stores rejected us as well. They'd never heard of Christian sports apparel, and they asked, "Well, what does that even mean?" The product was too progressive for them, and they rejected us as well. It forced us to go the e-commerce route, which ended up being a blessing in disguise because that's where all our growth has been.

So, in 2012, we did about $300,000 in revenue. The next couple of years we hovered around that same number. Everything was purely word of mouth, organic. Then, in 2015, we started doing digital advertising, and that took things to a different level. We jumped to $3 million in 2015, and then hit $7.5 million in 2016. We were named one of Inc. Magazine's 500 Fastest Growing Private Companies in the country last year.

We've bootstrapped this thing from the beginning. We had seed money. We accepted a couple of other smaller investments in the very beginning, but since then, we've been bootstrapping. We have customers in all 50 states and in 45 countries. We believe we've proven our concept. We've proven there's a market for this, there's demand for this, and now we're at a point where we want to infuse the type of capital that can really scale this thing and see how big of a brand this can be. We believe we have a global brand, and we think it's time to raise the capital that can allow us to do the things necessary to handle the growth we've experienced and take us to the next level.

WF: What has allowed you to grow so quickly?

SMITH: The moment we started to advertise, it took things to a different level. Facebook, Instagram, social media sites, and the tools that are available there that allow us to do detailed targeting — when you think about our niche of Christian sports apparel, to be able to target people who are Christians and love sports has been invaluable to us. If you're involved in this faith and you're a fan of sports or you play sports or you're active or you like working out, and then you see an advertisement for apparel that speaks directly to your beliefs, you're more than likely going to click. That was huge.

The timing has lined up as well. The athleisure market, where sports apparel is becoming more than just sports apparel, is exploding. It's casual wear, it's fashion wear, all those things. We're in the right vertical at the right time for this type of growth.

We don't pay anybody to wear our brand. It's happened organically throughout the ranks of professional sports. We have more than 75 athletes across the NBA, NFL, and MLB who are wearing our brand, and they're doing it organically, because it represents something we believe in. The crazy thing is, none of them are supposed to be wearing it at all because they have endorsement deals with Nike, Under Armour, Adidas, or whoever. That's been a barrier to us, because if the athletes wearing our stuff had actually been able to promote it and post about it and say something about it, we'd be talking about some different numbers now. We're talking MVPs in all of those leagues. We're talking elite-level athletes with millions and millions of followers and fans, but they can't promote it. The cool thing is, they're still wearing it, because our competitors aren't making products that have this type of message.

What we’re seeing, not only from those athletes but from our other customers, is that there’s an emotional attachment to our brand that’s different from Nike, Adidas, and Lululemon, because there’s a message that’s bigger than the apparel itself. We’ve found that to be very, very powerful. Even if athletes can’t talk about our brand, fans are still seeing them wearing wristbands that say Active Faith in games.

What we're seeing is not only from those athletes but our other customers and fans of the brand is that there's this emotional attachment to our brand that's different from their Nike, Adidas, their Under Armour, their Lululemon because there's a message to it that's bigger than just the apparel itself. And so we've found that to be very, very powerful. Like I said, all those things have kind of come together and have been the catalyst for the type of growth that we have experienced. The advertising aspect, the fact that you have these professional athletes who are wearing a product, even in games. Obviously, they can't wear the apparel, but they're wearing these wristbands that say Active Faith on it in games, you know what I mean? And fans are seeing that. Yeah. All those things. So, it's advertising, the athletes, the fact that this vertical, this area as far as athleisure, sports apparel is still one of the fastest growing segments of the clothing market. I think all those things have contributed to the reason why we've been able to have that type of growth.

WF: How does your faith inform the brand identity?

SMITH: In the beginning, we got a lot of questions about, what does faith have to do with sports? How does that even intersect? What do they have to do with each other? Would Jesus even care about sports? We try to relate everything we do to Scripture which you’ll find in a lot of our designs. You’ll see Bible verses designed on our apparel.

But there’s one particular verse that’s the basis for our brand, and it’s Colossians 3:17. That verse says, “Whatever you do, in word or deed, do it in the name of the Lord.” Essentially, what that’s saying is, “Whatever you do, you can do it for God’s glory, and you can recognize that you’ve been blessed with those talents, those abilities.” That doesn’t have to be just in sports, that’s in whatever you do — you can recognize the blessing that you have to be able to do that, and also to do it for a bigger purpose than just your own. The brand itself is rooted in sports apparel, but the applications extend well beyond sports.

The inclusion of Bible verses in the designs on the apparel has two purposes. One, there’s intrinsic value, where somebody believes those things and that verse may mean something to them — it provides inspiration, motivation. They may wear it because of what it means to them. And we know that with the growth of the athleisure industry, people are not just wearing sports apparel in the gym. This is something people are wearing in their everyday lives. It’s even become a fashion item. It’s premium, it represents what they feel, what they believe, it has that value to it.

Two, it can have an evangelical effect, where you’re able to share these messages of faith and inspiration with other people. We get feedback and messages all the time of somebody saying, “Hey, I was wearing my shirt at the gym or when I was out for my run or at the mall or at the airport, and somebody stopped me and asked me, “What does that verse mean? What does Active Faith mean? And it opened up a conversation about Jesus and these things I believe.” What they were wearing became the conversation starter and presented that opportunity for an interaction they may never have had otherwise.

From a brand standpoint, we’ve been able to do things like donate apparel to orphanages and mission trips. We don’t have a set model like TOMS Shoes, it’s just something that’s part of what we do as far as giving back. Often, we’ll choose a cause for any given month and donate a portion of our revenue that month. It’s not built into the structure of the company, it’s not something we really publicize, but with our brand representing the Christian faith, that’s just part of who we are and what we do.

WF: What challenges have you faced?

SMITH: We face a catch-22 in that we have top athletes wearing our product -- which other brands pay millions of dollars for, while they're wearing it for free with us -- but they can't promote it because of sponsorship contracts. That's always been a big obstacle for us, figuring out how to take advantage of the platform that all of these guys have, when they could instantly put us in front of millions and millions of people but aren't allowed to tag us in posts. We haven't really cracked that code yet.

We haven't really had the opportunity for big box retail because of our brand being faith-based. Companies just don't want to put faith-based messaging in their stores. That's really forced us to have to remain e-commerce and direct-to-consumer, which isn't necessarily a bad thing. The profit margins on direct-to-consumer sales versus wholesales are much larger. It's just the matter of getting the volume of customers to your website.

WF: Social media influencers are a huge part of activewear marketing. How will you use that strategy?

SMITH: There's been a big shift as far as the whole endorsement/ambassador/influencer model. For us, what we plan to do is not necessarily depend on professional athletes — although they'll continue to wear Active Faith gear — but depend on influencers. You have fitness experts, fitness gurus, people who are working out, some of whom have the same amount of followers as some professional athletes. You're talking millions and millions of followers, and they don't have the constraint of being tied down to one of these big sports apparel companies.

On top of that, there are celebrities who aren't necessarily athletes but still fit the look and feel of what we're doing. There's a Christian hip-hop artist, a rapper, named Lecrae, who is the most popular guy in that space. He has millions of followers, millions of fans, and he wears our stuff. We have signed Lecrae to an endorsement deal with Active Faith and he is now one of our brand ambassadors. Those are the types of things that we're shifting toward doing.

When I see companies similar to us — not Christian sports apparel, but other sports apparel companies that aren't necessarily mainstream — I see Live Fit, Gymshark, HYLETE. These companies are doing anywhere from $20 million to $75 million in revenue, all e-commerce, all direct-to-consumer. They don't have any "professional" athletes representing their brand. They're just using the influencer/ambassador model via social media. We're planning on following that type of model.

I would love to get to the point where we're actually signing athletes. I mean, it's amazing to see the growth. We're seeing top high school athletes, college athletes, Heisman Trophy winners, wearing our brand, but we're just not in a position now to offer them a $1 million contract to wear our stuff when they declare to go pro.

WF: Tell me about your supply chain.

SMITH: Currently, all of our apparel is made in China. We ship it here. We have an order fulfillment in Austin that houses all of our inventory, and they're connected to the back end of our website. When an order comes in, it hits their system, they pick it, they pack it, and they ship it to the customer. We are an inventory-heavy business, which is just the nature of the game when it comes to sports apparel.

Right now, when we receive our goods, they're finished products. But we're in the process of finalizing an agreement with a company here that will set certain points of our inventory as blanks, and then we'll be able to print and embroider on demand, which will considerably cut down on the amount of inventory we have to front-load.

WF: How do you ensure that your products are high-quality?

SMITH: Regardless of the message you're putting on it, regardless of the design you're putting on it, the quality has to be there first, because if it's a trash product, nobody's going to care about the message. For me, I've played professionally. I've been blessed to be an elite athlete since I was young, so I've played on teams that were sponsored by Nike and Adidas, and I've been able to experience the best of the best in sports apparel. That's all I've worn, really. We're definitely in the premium space.

Quality was the most important thing to me when we first started. We spent seven or eight months just sourcing material, sourcing fabrics, trying to find the right manufacturers that could produce the quality we were looking for. It's an ongoing thing — we are always looking to improve the quality, the cut, the feel, whatever the latest and greatest fabrics and materials are. When you wear our product, it feels like an Under Armour product or a Nike product. But it has this message that none of those other companies are ever going to put on their products.

WF: How quickly could you grow if you won a big retail contract?

SMITH: That actually happened to us in 2016. One of the Christian stores that denied us the first three years underwent a complete overhaul of their management team while they were trying to save the chain. It was called Family Christian Stores, and they had 300 locations nationwide. Their new buyer had seen our products on social media, and when she got hired, she immediately contacted us and said, "Hey, we have to have this product in our stores." In a matter of two months after that first contact, we were in 300 stores. So from a production standpoint, we're confident in that. We don't have any issues as far as ramping up production while maintaining quality.

Obviously, though, there are costs involved when you have to be ready to produce and ship that much. We've been fortunate. With Steph Curry being a friend and investor, Anthony Tolliver being an investor, and Vernon Wells (who played 15 years in the MLB) being an investor — what we've been able to do in times like that, they've done what's almost like purchase order financing for me, by fronting whatever money was needed to get it done, and we'd pay them back with some interest. We've been able to be flexible in that type of scenario. If that were to happen again, I believe that we'd be able to fulfill it and wouldn't have any problem.

We'll always stay prepared, but I kind of don't see that happening, because of our faith-based identity. I wish I could, but I really don't see any of those mainstream big-time retailers picking us up. For now, we're trying to plan our future in the e-commerce space, and that's where we see continued growth and scaling.

WF: How do you measure customer satisfaction?

SMITH: We have a return customer rate that is in the 40% range. It ranges from 41% to 48%. What that shows us is that, when people find out about the brand and order products, the first type of feedback that we usually get is pleasant surprise about the quality. Customers say, "Wow, this actually does feel like a Nike shirt or a Nike product," but it has this message to it that they love. So they come back again and again looking for more.

One of our biggest problems right now is we can't meet the demand for the variety of products people want. They order from us, receive their products, see the quality, and then look at Nike or Under Armour and want all those kinds of products. We are not at that capacity. We can't roll out a hundred new products every year. People ask, "Hey, do you have Active Faith golf clubs? Do you have Active Faith this, Active Faith that?" The more we can expand our product line, the more we can meet that demand.

WF: What are your goals for the next year?

SMITH: I've been on the back end, doing all the ad campaigns and digital advertising and that kind of stuff, and have kind of reached my bandwidth as far as how far I can take it. We just outsourced to a firm out of LA, called 11X, and they specialize in helping e-commerce companies scale what they do with digital advertising and remarketing and retargeting and email marketing. One of the ways I see growth appearing in the short term is by delegating some of these responsibilities to an experienced team, because -- just to be frank with you -- I taught myself pretty much everything that we're doing right now. I went to YouTube university. Having experts handle those things is going to help a lot.

Additionally, we're going to launch the ambassador program with different influencers and celebrities who match our brand ethos. Having them be a part of what we're doing will enable us to get in front of their millions of followers and fans via social media, drive them to our website, and drive them to our brand.

One of the reasons we want to raise this capital is to increase what we're doing from the marketing and advertising side. That's going to be crucial. It's not only digital marketing -- we're talking about the pop-up shops, things like that, that have been proven to increase brand awareness.

We've got a couple Christian schools and Christian universities who contract with us, and who want us to be the official apparel provider for their sports teams and athletic departments. There's an organization called the Fellowship of Christian Athletes, which has a network all over the country of millions of members, and we're working on a deal to become their official apparel provider. That could be huge for us. That's just something that we're not set up to do yet, not when it's just me and my wife. That's something that we know is a whole different beast, and it'll be a market for us when we're ready to do that, but I need to be able to build out my team and have us set up structurally so that we can take advantage of these types of opportunities that are becoming available to us.

Finally, there's a Bible app by a company called YouVersion. It's the most downloaded Bible app in the world, with over 300 million downloads. We signed a deal with them last week. We're doing a partnership that will allow us to push and host content on their app, which, like I said has been downloaded 300 million times. That's a vast amount of potential customers who are right in our target market. We're getting ready to work on some content for them, which we believe will help expose new people to our brand.

WF: Who are your competitors?

SMITH: I don't see any direct competitors at this point. You have Nike, Under Armour, Adidas, and obviously, they're competitors because we're in the same product space, sports apparel. But essentially, our advantage is that we offer something on our product and through our product that those guys just are never going to touch. We've created a lane for ourselves within this industry. While Nike is trying to get you to only wear Nike and steal you away from Adidas, and Adidas is trying to do the same thing to Nike, our approach is more like, "Hey, we know that you wear Nike and Adidas and Lululemon and these other brands. We're not trying to get you to stop those wearing those brands. We just want you to add Active Faith to your closet." So many people who wear those brands fit our demographic and Active Faith's message resonates with them, and they say, "Oh, wow. There's actually a product that's like my Nike, but it has this message to it? Okay, yeah, I can wear that as well."

Beyond that, there are a bunch of Christian apparel companies. They make Christian t-shirts, put Bible verses on shirts, things like that. We really don't look at them as competition either, because they're not in this premium sports apparel space. I've seen two different companies recently try to enter the space we're in. Their quality is more like the sports apparel you would find at a Walmart or a Target. It's not in this premium space. The advantage that we have is, one, our product is premium. Two, there's a legitimacy that comes with having top-level NBA, NFL, Major League Baseball, and MLS players wearing your brand. That really just legitimizes where we are in this space. Those two other brands have fewer than 5,000 followers on their social media accounts, and though that isn't always an indicator of success, it speaks to the market share that we have in this space. That's allowed us to jump out head and shoulders above anybody else. One of the reasons we're raising capital is we know that, at some point, competitors could enter this space, and we want to get out there first and continue to dominate.

WF: Who's on your team?

SMITH: It's literally myself and my wife. It's just us two, doing almost $8 million in sales. To really be able to do this on another level, we need to be able to increase that advertising and marketing budget. I understand in the beginning that you have to wear all these different hats to get the thing started, to get it going. But once you get to a certain level, that can start to be something that holds you back and prevents you from growing. I want to be able to hire experienced talent in these different areas to help build out our time. That will help us scale.

WF: What do you plan to do with the money you raise from Wefunder investors?

SMITH: That brand ambassador program that we're talking about -- we're going to need some front-end money to pay some of these endorsers, ambassadors, influencers. For the most part, these agreements are incentive-based, but we're going to have to put up some money at the beginning.

Next, let's say we didn't do any of those other things -- we didn't expand our marketing, start working with influencers, start going after contracts. The brand is organically growing, and even now, we're not running optimally. We sell out of stuff very quickly and having to wait for stuff to be restocked. Just optimizing what we're currently doing will take a capital investment, to be able to order more inventory at one time and make sure there are certain items that just don't sell out, our bestsellers. We need to improve in that area. Increasing our buying power does two things: One, it speeds the growing demand for our product, and two, it lowers our cost of goods, because as we're able to order in bigger bulks, costs per unit fall.

Then there's product design. As I said, I'm pretty much doing everything right now, which includes product design, and I have zero design background. Everything that I'm doing right now is based on personal experience and the fact that I'm around these elite athletes. I know what they're wearing, I know some of these trends, and we're going along that path. But to be able to have a product design team, whether that's outsourced or in-house, that has expertise, I think that's critical for us to continue getting better and better from a design perspective, from a quality perspective.

I really would love to, at some point, hire an in-house e-commerce expert who has experience in scaling e-commerce companies. I think that's very important. We've talked about what an increased marketing and advertising budget would allow us to do. I've talked about things like the pop-up stores and events. Even though we're an e-commerce company, we still have to do some of those things to have a physical presence our your following, with our fans, with our customers. We don't want to be tied down and have the obligations of a permanent, physical retail store, but to be able to do temporary pop-up shops, to do events, to be able to sponsor events, all those things really help with brand awareness. Those efforts, plus the influencer program, are a big part of where we want to invest this capital. So, I think those are things that we want to be able to invest in with this capital. Talked about establishing the paid influencer program, increasing marketing/advertising budgets.

The last thing I really want is an experienced management team. I know that one thing that holds a lot of entrepreneurs back is they have a great idea, they're passionate about it, but then they end up getting in the way of their idea getting to the next level. I don't want to be one of those entrepreneurs. I always want to be attached to this from a visionary standpoint, but from an organizational, structural standpoint, we need an experienced management team. Hiring that team is not going to be cheap, especially if you want somebody who's done this before. I've had meetings with three ex-Nike execs and one from Adidas. It's something that would give us a big advantage, to be able to have somebody who's been at the highest level of those type of companies on board with what we're doing.

You know what a high percentage of startups fail in the first three to five years. I feel like we've made it past that big hurdle, that big hump, and now we're kind of in this space where there's so much potential for our brand -- it's just a matter of getting the resources and the capital to be able to take advantage of this moment.

WF: What's your endgame?

SMITH: Everybody kind of called me crazy when I first had this idea, and the best way that I could explain in it the beginning was that Active Faith is the Nike of this niche. I see Active Faith as the leader, the forefront, the brand when it comes to this faith-based inspirational sports apparel. We have great potential with the size of the market. I honestly think it's only a matter of us having the resources and the capital to scale and get in front of that audience, because what we've been able to do so far, to me, is proof that there's a market. It's proof that there's interest in what we're doing. We've been blessed with great success and we haven't even hit the tip of the iceberg as far as optimizing our company.

Some people build companies to sell them. I don't see that as an option. I'm hoping one day this could be a publicly traded company. If not, I see it as a very profitable and successful privately held company. With Steph Curry being part of what we're doing and his involvement with Under Armour, he's had conversations with me about, "Hey, if we grew this to a certain point, maybe it could be something that is pitched to Under Armour as an acquisition," similar to how Nike owns Converse and Hurley and Cole Haan and other brands that have their own identity and their own customers. If that opportunity comes, we'll cross that bridge when we get there. But for now, I'm trying to build this to be the Nike of this niche.

WF: What are you worried about?

SMITH: To me, the only threat would be if Nike decided, "Hey, we're going to start a faith-based division of our brand." That's the only thing that could really take us out. I worry more about not capitalizing on the momentum that we have right now and taking it so that next level while we have this momentum. Some of these windows of opportunity don't last long, you know? I worry that being set up how we're currently set up will stunt our growth -- with the business being just me and my wife trying to do everything. How much are we holding this brand back? Could this brand be much bigger than what it is right now if I had a team involved versus just us two? Those are the types of things I worry about. It's more about organizational execution than what anybody else is doing.

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1 *We have a limited operating history upon which you can evaluate our performance, and accordingly, our prospects must be considered in light of the risks that any new company encounters.*

We were incorporated under the laws of Texas in January of 2012. Accordingly, we have little history upon which an evaluation of our prospects and future performance can be made. Our proposed operations are subject to all business risks associated with new enterprises. The likelihood of our creation of a viable business must be considered in light of the problems, expenses, difficulties,

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